FEBRUARY 11, 2016 / 01:00PM GMT, AB - Q4 2015 AllianceBernstein Holding LP Earnings Call

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AB - Q4 2015 AllianceBernstein Holding L.P. Earnings Call

EVENT DATE/TIME: FEBRUARY 11, 2016 / 01:00PM GMT

FEBRUARY 11, 2016 / 01:00PM GMT, AB - Q4 2015 AllianceBernstein Holding LP Earnings Call

CORPORATE PARTICIPANTS
Andrea Prochniak AllianceBernstein Holding L.P. - Director of IR
Peter Kraus AllianceBernstein Holding L.P. - Chairman & CEO
Jim Gingrich AllianceBernstein Holding L.P - COO
John Weisenseel AllianceBernstein Holding L.P. - CFO

CONFERENCE CALL PARTICIPANTS
Justin Tarantin Citigroup - Analyst
Michael Kim Sandler O'Neill & Partners - Analyst
Adam Beatty BofA Merrill Lynch - Analyst

PRESENTATION

Operator

Thank you for standing by, and welcome to the AB fourth-quarter 2015 earnings review.

(Operator Instructions)

As a reminder, this conference is being recorded and will be available for replay for one week. I'd now like to turn the conference over to the host for today's call, the Director of Investor Relations for AB, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, Chris. Hello, and welcome to our fourth-quarter 2015 earnings review. This conference call is being webcast and accompanied by a slide presentation that's posted in the Investor Relations section of our website, www.ABglobal.com. Peter Kraus, our Chairman and CEO; John Weisenseel, our CFO; and Jim Gingrich, our COO, will present our financial results and take questions after our prepared remarks.
Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure. So I'd like to point out the Safe Harbor language on slide 1 of our presentation. You can also find our Safe Harbor language in the MD&A of our 2015 form 10K, which we filed this morning. Under regulation FD, management may only address questions of a material nature from the investment community in a public forum. So please ask all such questions during this call.
We're also live tweeting today's earnings call. You can follow us on Twitter using our handle @AB_insights. Now I'll turn it over to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Thanks, Andrea. Good morning everybody, thanks for joining the call. By now, you've all heard about the challenges the asset managers faced in 2015, and in particular, the second half. And we were no different. Looking at the firm-wide overview on slide 3, you can see the impact that weak client activity, volatile markets and heightened economic and geopolitical uncertainty had on our results for both the quarter and for the year.
Gross sales declined 10% year on year for the quarter and 2% for the full year. Net flows were negative for the second consecutive quarter, although we ended the year $3.2 billion net positive. AUM for the full year declined about 1% due to negative market performance of $10 billion. Average AUM was up 3% for the year, thanks to a stronger first half. This morning we released our January AUM numbers. Market depreciation drove most of our 2.4% monthly decline. So firm-wide net outflows were negative.
By channel, institutional and private client were both net flow positive. Retail was negative. Clearly, the steep decline in industry-wide global high yield retail fund flows here, and in Asia ex-Japan, that dampened our client activity levels in last year's second half continues in 2016.

FEBRUARY 11, 2016 / 01:00PM GMT, AB - Q4 2015 AllianceBernstein Holding LP Earnings Call

Slide 4 shows our quarterly flow trends as a firm and by channel. Total fourth-quarter net outflows were $2.5 billion. Three areas sustained significant net outflows. Those were passive and retail high yield, which were each $1.7 billion negative. And the other category where we experienced nearly $500 million in outflows as a result of discontinuing our [Retirement] (corrected by company after the call) strategies fund series. Institutional net outflows of $900 million were flat with the prior quarter.
Looking at this chart, you can really see the drop-off in client activity in the second half. We sustained $1.8 billion in second-half outflows versus positive $8.9 billion in the first half. In retail, gross sales weakened after the first quarter, although redemptions remain stable. This tracks closely with how industry-wide high yield flows trended. Private wealth redemptions increased in the fourth quarter, consistent with last year.
Now let's step back for a moment to look at the longer-term trends. We believe these underscore the success of our long-term strategy and the traction we're gaining with clients. We've come a long way in the past five years. Now I'm on slide 5. Five years ago we were at near record levels of client redemptions and net outflows. Now we've just finished our second straight net flow positive year as a firm, on 28% higher sales and 43% lower redemptions than back in the tough days of 2011.
Institutional, where we experienced a majority of outflows back then, is now our strongest flowing channel, with $12.4 billion in on a net basis over the past two years. Our retail flows have been dominated by high yield fund trends, most notably in Asia ex-Japan retail. That's why we peaked in the heady days of 2012 and early 2013, and have steadily declined since, since the sector has rotated out of favor. Our gross sales fell off most drastically, however, in 2015. And that's entirely due to the decline in high yield.
We're actually flowing quite nicely in other areas of the market. We raised $500 million in Japan this year for our US concentrated growth Lux fund. And we were modestly net flow positive in active equities in the US in a year of record outflows for the industry.
Finally, our private wealth annual flow trends demonstrate how redemptions have steadily declined as our investment performance has steadily improved. Looking at our flows over the past five years, it's clear our trends are improving. Sustaining competitive investment performance will always be a critical factor in attracting clients and flows. I'm happy with how we've been able to preserve and persevere through quite volatile markets.
Let's start with fixed income on slide 6. It's no question that the past year has been challenging for fixed income, yet 56% of our assets were in strategies that outperformed for the one-year period through December.
As you know, we have significant global high income assets. These assets fell below the top-half mark, bringing down our one-year number. Our longer-term track records, however, remain very strong, with 80% of assets outperforming for the three-year and 91% for the five-year. Investors have shied away from risk assets of late, but our strategies have performed well on a long-term basis. US high yield and global high income are both top-half performers for the three- and five-year periods and European income and European high yield, ranked top-quartile for the five-year.
In equities, we built a set of global and diversified offerings designed to meet a range of specific client needs. Today, we have our broadest lineup of equity services ever. And they're building strong track records. I'm on slide 7 now. 74% of our qualifying active equity assets were in outperforming services for the one-year period, and that's at the end of 2015. As well as 73% for the three-year and 53% for the five-year.
The problem with asset-weighted performance, however, is that it can undervalue top performing smaller services with the best growth opportunities. The strategies in our performance table on the right side of this slide are of different sizes, but all represent what we see as the most important areas of exposure for our clients across market cycles. Some are longstanding services. Some are newer and still building track records. All are high conviction.
Among our long-tenured services, US Thematic Research is a reboot that has thrived under new management and direction. It's ranked top decile for the one- and three-year through December. It's a similar story with US large cap growth, a top-decile performer for the one-, three-, and five-year periods. In fact we attracted client flows to this service last year when no one seemed to be investing in the asset class. Global strategic value and emerging market growth are other services that have been around for decades and are consistently outperforming today. GSV is top quartile for the three-year and EMG is top [quartile] (corrected by company after the call) for the one- and three-year.
On the newer end of the spectrum, we have select US equity, an absolute return strategy that has both outperformed the steadily gathered assets around the world since we brought the team to AB in 2012. Select is top quartile for the five-year, top half for the one- and three-year.
Finally, we've had stellar performance in our new suite of low vol strategic core equity services, all four of them. US, global, international and emerging markets ranked top decile for the one- and three-year periods. US, global and international strategic core will have a five-year track record by the end of this year.
I genuinely believe the reason we've had resilient active equity flows in the past year's challenging environment is because we've been able to provide clients with diverse, relevant, outperforming services that deliver for them. That's how we will continue to rebuild our equities business going forward. While the gross sales trend I discussed earlier make it clear that clients have been slower to transact, we continue to make progress at building a diverse and profitable pipeline of new business.
You can see that on slide 8, our institutional channel highlights. We finished the year with a more diverse active pipeline than we had going into it, split 60/40 between fixed income and equity, multi-asset and alternatives. That compares with a 74/26 split at the end of 2014. You can see that on the display at the left.
We also finished 2015 with a slightly higher active pipeline of $6 billion and a higher average pipeline fee rate, thanks to the diverse new strategies we added during the year. You can see the breadth of our new additions in the fourth quarter of 2015 alone at the bottom right.
Again, relevance and investment performance have helped us grow advocacy and earn buy ratings in the double digits in 2015. Today we have diverse buy ratings with every major global consultant, and many regional consultant as well. So we feel good about our prospects for this business going forward.
Moving to retail on slide 9, our story for the year could be summed up in two words, high yield. There's no doubt that the sell-off has been severe, particularly in the second half, but we think the issue is cyclical not secular. And we see huge long-term opportunity from here. First of all, we just don't see a 56% annual decline in Asia, ex-Japan retail high yield mutual fund sales of 2015, and a 12% attrition rate in the active US high yield market in the second half as sustainable. I'm referring to the left side of the slide.
Second, history has shown us two things about high yield. It bounces back quickly from down years, and investors inevitably seek it out. Take a look at the right side of the slide. Annual high yield index returns have been positive for 26 out of the 32 years its been in existence, or 81% of the time. And there's never been an instance when

FEBRUARY 11, 2016 / 01:00PM GMT, AB - Q4 2015 AllianceBernstein Holding LP Earnings Call

high yield returns have been negative two years in a row. And in 2015, the return was negative 4.5%. The median high yield spread since 1994 is 465 basis points. We're at 800-plus today. We're already in the top decile relative to history.
Depending on where spreads go from here, the benefits could be significant. In the past when spreads have been at or above 600 basis points, the likelihood of a positive return has been 81% and the US high yield index has returned 12.2% on average.
At 800 basis points or more, there's a 91% chance with a 26.4% average return. So we believe now is the time to stick around, not flee. The sell-off has teed us up quite nicely. And we're at a great entry point relative to history. In the meantime, retail flows we're seeing in active equity services like US large cap growth, and concentrated growth are particularly encouraging, even in this environment.
Now, let's turn to private wealth management business where we've continually upgraded our investment advice model over the past five years. Slide 10. What we're doing with our US strategic equities portfolio is at the core of that. I see it as nothing short of innovative.
Our approach, which we lay out at the top of the slide, is very different from the typical unbundled approach of major open architecture firms. We think it's superior. Capital works harder. Capital works smarter.
US strategic equities is a portfolio constructed of stocks, not other portfolios. So there's no risk of over-diversification and the cost that comes with it. It's a high conviction portfolio that concentrates capital in the best ideas with fewer, more concentrated holdings, and a larger percentage of assets in our Top 10 holdings than others.
In other words, we're not watering down our best ideas. And we're positioned to capture both idiosyncratic stock returns and systematic return factors. No other wealth manager is taking this approach. Actually, no one else can, as long as they're open architecture and outsource their clients' investments to a third party.
Now we're introducing this approach to our international equities portfolio as well, which will further enhance our value proposition to private clients. Bernstein difference is coming through in our absolute and relative performance. The chart at the bottom of this slide shows the performance of a diversified and integrated Bernstein moderate growth account relative to bench and peers in 2015. Across the board we outperformed in 2015's environment of low beta and elusive alpha.
US strategic equities outperformed the index by 190 basis points during the year, net of asset management fees and advisory fees. Think about that, net of all fees. We delivered slightly positive performance in non-US equities, even as the index declined by 3.2%. Again, net of fees, all fees. We performed in munis as well. Overall we ranked in the 16th percentile versus peers. That's pretty impressive.
Moving to the sell-side on slide 11. While the fourth quarter suffered from pretty tough comps, Bernstein Research finished 2015 with a 2% increase in revenues, our third consecutive year of growth. That's the chart at the top left. As important, we gained share as the overall industry commission pool declined. US volatility spiked in the second half of this year, you can see that in the bottom left chart, for a sequential increase of 20% and a year-over-year increase of 25%.
As a result, industry trading volumes were strongest in the US. That's the top -- that's the right chart on the right side of the page. In fact, international clients drove a lot of our growth in US trading block revenues, due to the currency benefits and relatively strong economy. Europe trading volumes and revenues suffered from currency effects. And Asia trading volume, while up for the year, slowed in the second half as global investors lost their appetite for Asian equities.
We also marked another year of progress in our efforts to position Bernstein optimally in global research and global trading. Climbed once again in the institutional investor 2016 All-Europe Research Team Annual Survey from Number 9 to Number 7, our highest ranking ever. And we added our Asian research footprint new hires and launched new research efforts. We also grew both revenues and share in global electronic trading and US high-touch, and in the latter case growing revenues by 3%, again in the midst of industry decline.
Finally, I'll finish as I always do by touching on the progress we've made in keeping our long-term strategy to deliver for our clients across all cycles. I'm on slide 12. In tough markets we delivered fixed income and equity investment performance that ranged from resilient to much improved throughout the year. We had our most diverse year yet in institutional in terms of gross sales, new business pitches, new pipeline mandates, and consultant advocacy.
In retail, we were able to buck-the-industry trend in active equities, generating gross sales growth of 19% for the year and net inflows of $800 million in the midst of record industry outflows. On the innovation front we celebrated performance, asset raising milestones across an array of new offerings this year including real estate private equity, commercial debt and direct middle-market lending and early-stage managers in private wealth.
Finally, we were able to generate positive net flows, a 30 basis point increase in our full-year adjusted operating margin, and an incremental margin of 61%. These are strong accomplishments in an increasingly difficult operating environment. I thank all of our people at AB for their relentless efforts in 2015.
Conditions seem to have only worsened coming into 2016, but that does nothing to diminish my confidence in AB's business, its talent, and its long-term strategy. Now I'll turn it over to John for a discussion of the financials. John?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Thank you, Peter. As always, my remarks today will focus primarily on our adjusted results. You can find our standard GAAP reporting and a reconciliation of GAAP to adjusted results in our presentation's appendix, press release and 10K.
Let's start with the highlights on slide 14. Fourth-quarter revenues of $607 million decreased from the same prior-year period. Operating income of $162 million and our margin of 26.7% declined as well. We earned and will distribute to our unitholders $0.50 per unit compared to last year's fourth-quarter adjusted EPU of $0.57. Lower base and performance fees were the primary drivers of the decline in our financial results.
For the year, revenues increased to $2.524 billion, operating income increased to $619 million, and operating margin increased by 30 basis points to 24.5%. Higher base fees and a decline in non-compensation expenses contributed to our improved results.

FEBRUARY 11, 2016 / 01:00PM GMT, AB - Q4 2015 AllianceBernstein Holding LP Earnings Call

We delve into these items in more detail on our adjusted income statement on slide 15. Beginning with revenues. Fourth-quarter net revenues of $607 million were down 7% versus the same period of the prior year. Full-year net revenues of $2.524 billion were up 1% from 2014. Fourth-quarter base fees decreased 3% as a result of lower average retail AUM. For the year base fees increased 2% due primarily to higher average institutional and private wealth AUM.
Fourth-quarter performance fees were $4 million as compared to $28 million in the same prior-year period. For the year performance fees declined by 55% to $24 million. While we have several key services with performance fee calculation periods ending in the fourth quarter, many are dependent upon the US equity market which only returned about 1% in 2015.
Bernstein Research Services' fourth-quarter revenues declined 8% from the same prior-year period as a result of lower global client trading activity, but increased 2% for the full year due to higher activity in the US and Asia. Investment gains and losses include seed investments, our 10% interest in the venture capital fund and our broker dealer investments.
Investment losses were lower year on year in both the fourth quarter and full-year 2015. This reflects lower fourth-quarter seed investment losses and seed investment gains for full-year 2015 versus losses for 2014. At quarter end we had $478 million in seed capital investments, the majority of which is hedged. Seed investments increased $2 million during the fourth quarter, primarily due to new net funding.
Moving to adjusted expenses. All-in, our total fourth-quarter operating expenses of $445 million decreased 6%. Full-year operating expenses of $1.905 billion were relatively flat to the prior year, thanks to diligent expense management.
I'll begin with total compensation and benefits expense, which decreased in the fourth quarter but increased slightly for the full year, in both cases in line with the change in net revenues. As you know, we accrue total compensation excluding other employment costs such as recruitment and training as a percentage of our adjusted revenues. We accrued compensation at a 45.6% ratio for the fourth quarter and a 48.9% for the full year.
For the first nine months of 2015 we accrued at a 50% ratio; however, we were able to accrue compensation at a lower ratio in the fourth quarter and still meet our compensation objectives for the year. So 440 basis point reduction in our comp ratio in the fourth quarter from the third quarter added approximately $0.10 to our fourth-quarter EPU. Going forward we expect to continue to manage to a comp ratio that will not exceed 50%.
Both fourth-quarter and full-year 2015 promotion and servicing expenses declined slightly compared to the prior-year comparable periods primarily the result of lower T&E and marketing costs. Fourth-quarter G&A expenses were essentially flat to the same prior-year period and decreased slightly for the full-year 2015 due to lower occupancy expenses and foreign exchange translation gains.
Fourth-quarter operating income of $162 million was down 11% from the prior-year period, as revenue declines outpaced expense reductions. Full-year 2015 operating income of $619 million was up 2%, and our incremental margin was 61% for the year. Fourth-quarter operating margin of 26.7% was down 120 basis points year on year. Full-year 2015 operating margin of 24.5% was up 30 basis points.
In addition, our fourth-quarter adjusted operating income of $162 million was $9 million lower than our GAAP operating income, primarily due to the exclusion of a $7 million contingent payment expense credit and approximately $2 million of venture capital investment gains relating to the 90% interest that we do not own but consolidate for GAAP reporting. Of the $7 million contingent payment expense credit, $6 million is from a reduction of our contingent payment liabilities relating to our 2010 acquisition of Sun America's alternative investment group based upon lower projected revenue sharing payments and $1 million relates to our 2014 acquisition of CPH Capital.
Full-year 2015 adjusted operating income of $619 million was $12 million lower than our GAAP operating income. This was primarily due to the exclusion of the $7 million contingent payment expense credit mentioned earlier and a $7 million venture capital investment gains, also partially offset by $1 million of real estate charges relating to the true-up of sublease assumptions and a $1 million non-controlling interest deduction. All of these non-GAAP adjustments are outlined in the appendix of this presentation.
The full-year 2015 effective tax rate for AllianceBernstein L.P. was 6% compared to 6.2% for 2014. We highlight these points on the next slide of this presentation as well.
And with that, Peter, Jim and I are pleased to answer your questions.

FEBRUARY 11, 2016 / 01:00PM GMT, AB - Q4 2015 AllianceBernstein Holding LP Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions)
The first question is from Michael Carrier with Bank of America. Your line is open. Michael Carrier, your line is open, please go ahead. We'll move onto the next question from William Katz of Citigroup. Your line is open.

Justin Tarantin - Citigroup - Analyst

Hi, good morning. This is actually Justin Tarantin and on the line for Bill this morning. Just a couple questions for you. The first question, just touching on the expense line. Obviously had some comp leverage in 4Q, but just thinking about the environment going forward. Are there any other areas of flex that you guys think you can put into place, given the revenue pressure? And just anything that would kind of help support the margin a bit?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

This is John. If you look at the non-comp expenses in terms of both G&A and promotion and servicing, we were flat fourth quarter to fourth quarter year over year, and we were actually down for the full-year 2015 versus 2014. So obviously there's a number of factors in there that can fluctuate based on seasonal patterns from quarter to quarter as far as T&E, marketing spend, the trade execution expenses that directly related to the Bernstein Research revenues. But I think over the long haul we're going to continue to remain focused on it, and I would expect them to be relatively stable going forward.

Justin Tarantin - Citigroup - Analyst

Okay, that's good. Thanks. And then just the second question. Just on the institutional pipeline. Just trying to figure out what you guys are seeing there in terms of incremental demand and breaking that demand down, in what areas are you seeing interest from the client base?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Well I think we feel a little bit more confident than we have in the past that the diversified interest across the product lines that we've been reporting for the last 18 months and two years continues to take hold. We talked a little bit about the consultant recommendations. I may not get the number exactly right, but mid-teens number of consultant recommendations and low teens for new services represents not just a tick up but a step up in the attractiveness of the franchise to the global consultant community. That will play through the institutional marketplace all over the world.
I also think that some of the services that we provide today in the credit markets that are not liquid, so the middle-market lending services, the mortgage services both residential and commercial in a very low yield environment, or a negative yield environment for insurance companies and other institutions, are going to prove to be, and already are proving to be, extremely attractive. So I think that we will see slow steady growth in the diversification of mandates coming from the institutional space. And it will include a greater participation of financial balance sheets than perhaps 5 or 10 years ago.

Justin Tarantin - Citigroup - Analyst

That's great. Thanks for taking my questions.

Operator

The next question is from Robert Lee with KBW. Your line is open. Robert Lee with KBW, your line is open. Please go ahead. The next question is from Michael Kim with Sandler O'Neill. Your line is open.

FEBRUARY 11, 2016 / 01:00PM GMT, AB - Q4 2015 AllianceBernstein Holding LP Earnings Call

Michael Kim - Sandler O'Neill & Partners - Analyst

Hey, guys. Good morning. First just wanted to touch on the Rhode Island 529 Plan loss. Any insight or color into maybe the drivers behind the change and how fees may have played into that decision? I guess the replacement manager indicated the fee rate was sort of in the 35 basis point range. So any incremental color there would be helpful.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Well, I think the main issue, Michael, is that the model that we had worked with Rhode Island on for some 15-plus years was a single provider model where we were both the manager as well as the broad servicer. Rhode Island wanted to pursue a different model that split those activities in two. And that was obviously not the model that we had prosecuted with them over time. As I mentioned, I think when we first talked about this, that of course we were not happy to not continue in that capacity with them. The go-forward value of that contract in a competitive world was not going to be a significant number for the firm. So if that gives you a sense that it was highly competitive, then that would be an accurate description.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay, fair enough. And then I think you sort of alluded to this earlier, but any color or data points as it relates to maybe recapturing some of the retail fixed income outflows on the equities or alternatives side, both here in the US as well as overseas? And then also somewhat related to that, can you just talk a bit about the recent workforce reductions on the fixed income side as well?

Jim Gingrich - AllianceBernstein Holding L.P - COO

Well Michael let me take the first question. I think if you look at the progress of our flows in active equities you've seen an improvement sequentially in the second half. That reflects some of the success that we've had, in particular on the retail channel with some of our equity strategies. We are hopeful that we will continue to see that progress going forward. And I think as Peter indicated, the challenge that we have on the fixed income side in retail is pretty much been confined to our high yield offerings, both in the US as well as in Asia. Those are at a level that it's very difficult to fathom a continued reduction in gross flows, particularly in Asia. And again as Peter indicated, historically when you have spreads at this level it's a pretty good opportunity to step into the market. So our fixed income team's actually very jazzed up about the opportunity that they have in front of them, both in high yield as well as everything else they do.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

I was in Asia a couple weeks ago. And the one anecdote that I felt was really interesting was some meetings I had with chairmen of some of our distributors, and the omnipresence of our brand in those marketplaces with their clients is actually quite heartening. And when those investors see the attractiveness of the market, we have every reason to believe that they will be returning and provide positive flow. Size and scale of that may not reach 2012, because that seemed a little heady, but we obviously don't need it to be there.
On the issue of the fixed income business. So our team has been looking at what they believe the next 10 years looks like in the fixed income markets and what clients are demanding of us today and what they will demand of us in the future. And in doing that, they've spent a fair bit of time thinking through how they should reorganize their resources, which come down to headcount and people, kinds of people they need, what they want people to do, how they want to organize research, how they want to organize the alpha producing part of the business, how they want to organize their thinking around the services that they expect to grow and how they're trying to organize their services around new products that they want to launch. And as a result of that process, there were some changes in headcount, which you noted. I think they were publicly reported by news services. They were actually quite small relative to the total. And the precipitating event for that was the changes in the marketplace, that the current changes in the business, but importantly where we thought the business was going to go in the future.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

I would just add that just our fixed income team is continually, and hats off to them, continually looking ahead as to what they think the market environment is going to be, and therefore what they need to do. If you go back a number of years ago, they were quite, I think, right in recognizing that liquidity was going to be a major challenge in the fixed income markets and took steps a number of years ago in their trading organization as well as how they integrated trading into the investment process. And this is, again I think, a positive step in terms of what they're doing and is part of the reason that they perform the way they do.

FEBRUARY 11, 2016 / 01:00PM GMT, AB - Q4 2015 AllianceBernstein Holding LP Earnings Call

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay, that's helpful. Thank you for taking my questions.

Operator

(Operator Instructions)
The next question is from Michael Carrier with Bank of America. Your line is open

Adam Beatty - BofA Merrill Lynch - Analyst

Good morning. This is Adam Beatty in for Mike. Thanks for letting us back in the queue. Just want to ask about the environment for high yield, and credit in particular. It's a bit of an unusual situation to have at least a slightly rising rate environment with some credit concerns kind of in the background. So just want to get your thoughts on that, Peter, and how it's maybe affecting flows and investor interest? Thanks.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Sure. Well I think that what's affecting flows and investor interests are a number of things. Number one, leading up to 2014, or the middle of 2014, the unprecedented amount of liquidity that was created in the fixed income markets by Fed QE activity and other central bank activity, and that stopped, as you know, in the middle of 2014. And our fixed income team, most notably the senior portfolio managers, have been quite public about the impact of that on liquidity. And the removal of that liquidity in the marketplace started a process, which we've continued to see, of investors being concerned about liquidity and being concerned about price action, and has lead to significant unwinds in that business in the mutual fund space.
Secondly, the energy complex with the decline of oil has given rise to concerns, appropriate concerns, about either defaults on those securities or challenges in refinancing. And as you know, the portion of the high yield index in the United States that's made up of energy has gotten to be significant. I think it's somewhere between 15% or 17%. That also carries with it concern. As the liquidity issues that we raised over 1.5 years ago continue to tighten and become more problematic, other bond issuers who face refinancing challenges become more questionable. How easy is that to do, given that money is coming out of that end market, not going into that market?
As you point out that rates are rising, although slowly, that doesn't -- it's not unprecedented to have a time in which rates are rising and market conditions, or monetary conditions, are tightening and credit is becoming more challenged. In fact, we see that every time you enter into a softer economic time period, whether it's a recession or just a slowdown. So that doesn't surprise us. I think what we find interesting here, which is what we said, is the size and scale of the spread increases, the historical precedent of how those spread increases ultimately revert, and the opportunity to invest now. Obviously that's a contrarian point of view. Obviously the market is nervous.
We've seen in the last few days interesting if not very volatile markets in Europe around financial institutions, principally banks, that's had an impact even on the US markets. There is the Chinese currency question. There are the Chinese markets, the volatility of those markets. All of these things have conspired to turn sentiment to be pretty negative. That's continued to accelerate outflows, continued to move spreads out. And it's continued to make us say, this is a pretty interesting opportunity. So that's pretty much how we see it. We're not telling you that volatility's going to end tomorrow. But we are saying that given where the markets are today, investing in the near future in the next few months looks like a pretty interesting opportunity.

Adam Beatty - BofA Merrill Lynch - Analyst

That makes sense. Thank you for all of the color. And then I just wanted to dig into some of the smaller products that are doing quite well. And I know you're working hard to get those on platforms. What inning do you think we're in, in terms of getting those products out there and having platform share, you will, that could drive those later down the road? Thank you.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Yes, that's a good question. Look, I think probably the most interesting set of services in the firm right now is the equity services that we relate to it, or we call strategic core. There are four of them that we have, four main products, US, global, international, and emerging. They have absolutely stellar track records. They are new services. They have 4.5, 4 year kinds of track records.
The increase in the consultant interest in the platform that we have that I mentioned, and the extraordinarily strong downside capture of those services, and frankly upside participation of those services in these kinds of markets make them be very attractive. And of course we don't expect those services to outperform in every market condition. But in the market conditions we've had over the last four years that have include both high beta markets, volatile markets, low beta markets, and tough alpha markets, these

FEBRUARY 11, 2016 / 01:00PM GMT, AB - Q4 2015 AllianceBernstein Holding LP Earnings Call

services have performed. They have produced alpha. They've had significant downside capture being positive, i.e., not 100%, significantly less. And pretty close to 100%, in some cases better than 100%, upside capture. So that's an example of something that we're very excited about.

Jim Gingrich - AllianceBernstein Holding L.P - COO

And if I was just to add to that, that's a great example. That is a suite that is maybe still in the dugout, using your analogy, in terms of being on platforms, let alone having recommendations behind, let alone having consultant recommendations behind it. So across our entire suite, I think we would characterize it as still very much in the early innings where it's just we continue to make progress step by step. And the performance, as Peter indicated, is a leading indicator of the progress we expect to continue to make.

Adam Beatty - BofA Merrill Lynch - Analyst

Yes, with that performance I'm sure it will be at least on deck soon. Thanks very much for taking our question.

Operator

The next question is from Surinder Thind with Jefferies. Your line is open. It looks like he has removed himself from the queue. And I'm showing no further questions at this time.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thanks, Chris. We'll finish the conference call now, then. Feel free to contact Investor Relations with any follow-up you may have today. Thanks, and have a great day.

Operator

Ladies and gentlemen, this concludes today's conference call. You may now disconnect.

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